Exhibit 99.1

Bion Provides Fair Oaks Demonstration and Optimization Project Update

February 13, 2023. New York. New York. Bion Environmental Technologies, Inc. (OTC QB: BNET), a developer of advanced livestock waste treatment technology and premium sustainable beef, announced that the first shipment of process units for the commercial scale demonstration and optimization project at Fair Oaks, Indiana, has been delivered on-site.

The structure that will house the system has been completed; facility services, including electrical, will be installed concurrently with the assembly of the process units. The first shipment included the evaporator, pre-heaters and associated thermal exchange units. Final inspections of the remaining units, including the distillation and absorption columns, diffusion tanks and defoaming units, are now being conducted at Buflovak/Hebeler Process Solutions, LLC, Bion’s process engineering and equipment fabrication vendor located in Buffalo, New York. They will be shipped to Fair Oaks within a week of final inspection verification, which is scheduled for February 15. No further delays associated with supply chain issues or fabrication are expected. Bion anticipates assembly will be completed in mid-April, followed by start-up and preliminary data soon after.

The demonstration and optimization system at Fair Oaks is at commercial scale, designed to treat and recover the ammonia from the waste load from approximately 1,500 cattle. Once optimized steady-state operations have been achieved, Bion will have the data needed to complete the final design of the systems needed to treat the waste from the 15,000-head module(s) that comprise a Bion project. That will allow Bion to move forward with project development, including financing and permitting, on multiple fronts.

Bill O’Neill, Bion’s CEO, said, “We are really looking forward to checking the boxes at Fair Oaks. While we know the technology works and moreover that it will perform even better as we scale it up, we understand it is critical that we prove that to our potential JV partners that have not been involved in our technology development. We are excited to get that accomplished, as well as produce the data that will allow us to design optimal performance into our 15,000-head facilities that support the projects we intend to begin developing this year.”

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About Bion: Bion’s patented third generation technology (Gen3Tech) was designed to largely mitigate the environmental impacts of large-scale livestock production, increase its resource efficiencies, and deliver a USDA-certified sustainable product to the consumer. The platform simultaneously prevents pollution to air, water, and soil, while recovering high-value organic fertilizer coproducts and renewable energy that increase revenues. Bion’s Gen3Tech platform can create a pathway to true economic and environmental sustainability with ‘win-win’ benefits for a premium sector of the $175 billion U.S. livestock industry and the consumer. For more information, see Bion’s website at https://bionenviro.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘will’, ‘expect(ed)’, ‘scheduled (for)’, and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact Information:

Craig Scott

SVP, Director of Communications

303-898-4945 direct